MONTHLY REPORT - APRIL, 2007
                           Providence Select Fund, LP
                 The net asset value of a unit as of April 30, 2007
                  was $1,014.54, up  0.6% from $ 1,008.62 per unit
                              as of March 31, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                  Current Period      Year to Date
Net Asset Value (1,088.377 units) $ 1,097,758.69          2,000.00
   at March 31, 2007
Addition of 257.427 units on          259,645.86      1,346,015.65
   April 1, 2007
Redemption of 0.000 units on                  0                 0
Net Income (Loss) - April, 2007         7,973.59         17,362.49
                                  --------------      ------------
Net Asset Value (1,345.804 units) $ 1,365,378.14      1,365,378.14
at April 30, 2007
                                  ==============      ============
Net Asset Value per Unit at       $     1,014.54
April 30, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts      $(40,199.92)     (23,187.88)

      Change in unrealized gain (loss) on open        63,414.36       78,968.82
         contracts

   Interest income                                     3,309.12        6,723.78
                                                    =============   ===========

Total: Income                                         26,525.56       62,504.72

Expenses:
   Brokerage commissions                               5,173.40        9,374.29

   Operating expenses                                  3,370.27       14,763.07

   Incentive fee                                       4,589.60       11,212.07

   Management fee                                      2,145.55        3,895.92

   Continuing service fee                              3,272.15        5,896.88

   Organizational & offering expenses                        0               0

                                                   ------------     -----------
Total: Expenses                                       18,551.97       45,142.23
                                                   ============     ===========
Net Income (Loss) - April, 2007                      $ 7,973.59       17,362.49